         NEWS FROM

[FEDERAL SIGNAL CORPORATION LOGO]

         REGENCY TOWERS, 1415 W. 22ND ST., OAK BROOK, ILLINOIS 60523


CONTACT:   Stephanie K. Kushner            RELEASE DATE:    IMMEDIATE
           (630) 954-2020


                      FEDERAL SIGNAL CORPORATION ANNOUNCES
                            FIRST QUARTER EPS OF $.05

-- HIGHLIGHTS --
    o Orders increase 8% from 2003 due to strong US industrial and record international demand.
    o  Backlog rises to $393 million, up 8% from January 1.
    o EPS well below prior year due to weak production performance at US Fire Rescue plants and higher corporate and one-time expenses.
    o Three of four operating groups achieve strong sales and earnings increases from prior year.

--------------------------------------------------------------------------------

Oak Brook, Illinois, April 20, 2004 -- Federal Signal Corporation reported diluted earnings per share from continuing operations of $.05 for the first quarter of 2004 on sales of $277 million. This compares to earnings per share from continuing operations of $.14 on sales of $292 million for the same period in 2003. The 5% reduction in sales was largely associated with lower North American sales of fire rescue equipment, mainly caused by lower truck completions in US plants during the quarter. Partly offsetting were increased sales in the other three groups. The reduction in earnings was attributable to lower operating margins for Fire Rescue, increased corporate expense and one-time costs associated with legal settlements. Partly offsetting were strongly increased earnings for Environmental Products, Safety Products and Tool.

Robert D. Welding, president and chief executive officer, stated, "We experienced a clear uptick in our new business trend during the first quarter, with the strongest US industrial demand since mid-2002, and record international orders. As expected, US municipal markets remain weak; we are not counting on improvements from municipal and governmental customers during 2004.

"We continue to struggle with operational issues within our fire rescue and refuse truck businesses, resulting in unacceptable margins. In our US fire rescue plants, the workflow remains erratic; even though our people continue to implement significant operational improvements, the benefits of these changes continue to be masked by other issues. As we improve our production flow and our new product configurator gains traction during the remainder of the year, those operational improvements will show up in earnings. In our refuse business, demand is strengthening and we are making progress in gaining share through our dealer network; however, our margins are unacceptable. I remain confident that we will be able to significantly improve both businesses as the year progresses. Some of these plans, still to be finalized, will entail one-time restructuring expenses, which we expect to be in a position to detail before the end of the second quarter. Although the results of our other businesses are improving as planned, given the continued volatility of fire rescue production and our formative restructuring plans, we remain unable to forecast 2004 operating earnings with confidence."

ORDERS AND BACKLOG

First quarter orders increased 8% to $305 million from $284 million for the comparable period of 2003. US industrial and commercial orders rose 9% to $100 million, driven by increased demand for industrial safety products, tooling, street sweepers and industrial vacuum trucks. First quarter orders in international markets reached a record $104 million, up 32% from the prior year. The increase reflected strong export demand for fire rescue trucks, industrial vacuum trucks and street sweepers, and for aerial devices produced in Finland. Also contributing to the increase was the effect of the weaker dollar, which accounted for approximately one-third of the 32% rise. Partly offsetting the industrial and international increases was a 10% decline in US municipal market orders, due principally to weaker fire rescue orders.

Quarter-end backlog rose to $393 million, up $31 million from year-end 2003. All groups experienced increased backlog, particularly Environmental Products, due to strong street sweeper and refuse truck body orders, and Fire Rescue, due to strong orders for products manufactured in our Finland-based aerial operation.

FIRST QUARTER GROUP RESULTS

ENVIRONMENTAL PRODUCTS SALES ROSE 8% FROM 2003 AND OPERATING MARGIN IMPROVED SLIGHTLY TO 2.9% FROM 1.9% IN THE PRIOR YEAR.

Sales increased significantly for street sweepers, sewer cleaners, industrial vacuum trucks and water blasters, consistent with stronger US industrial and international markets. Refuse truck body sales declined from the prior year despite higher orders due to the timing of receipt of new business. The group's operating earnings improved 63% from a weak prior year quarter on higher volumes and an improved sales mix. Partly offsetting were the adverse impact on production costs of the stronger Canadian dollar and higher steel prices, some of which will not be recouped from the market this year.

FIRE RESCUE SALES DECREASED 27% TO $72 MILLION. OPERATING MARGIN WAS -4.0% VERSUS 2.2% IN 2003.

Sales and earnings declined significantly due to lower truck completions in US plants. The year-over-year reduction in production was planned in part due to weak third quarter 2003 orders. This resulted in the reduced availability of trucks configured for production in the Ocala, Florida operations early in the first quarter of 2004. As planned, the Ocala operations completed the closure of a satellite production facility and moved this production into an existing plant, where lean enterprise initiatives had freed up production space. This consolidation will reduce fixed costs by about $.7 million per year. Production in the quarter was disrupted due to a bottleneck in a feeder plant caused in part by supply disruptions. Although operations improved later in the quarter, completed and sold trucks were lower than planned and overhead absorption was unfavorable.

SAFETY PRODUCTS SALES INCREASED 3% TO $69 MILLION. OPERATING MARGIN ROSE TO 11.1% FROM 9.7% IN 2003.

The increase in revenue reflects strength in US industrial markets, which generally comprise about 45% of this group's sales. Sales of hazardous liquid containment and industrial signaling and lighting products were particularly strong. Partly offsetting were lower sales of airport parking equipment and US police products. Operating margins improved on the higher sales volume as well as the absence of costs incurred last year associated with the shutdown of a production facility in the UK; these improvements were partly offset by higher pension expenses.

TOOL SALES ROSE 8% TO $45 MILLION. OPERATING MARGIN ROSE TO 12.9% FROM 10.8%.

Sales rose, consistent with a 5% increase in daily orders from US industrial customers, with all product lines showing increases from prior year and last quarter. Increased international orders mainly reflected the benefit of the stronger Euro. Activity in Germany and France declined in the quarter, but was offset by increases in Japan and Canada. Operating margins improved, as planned, due to the increase in sales and lower fixed costs, which benefited from the shutdown of a US plant during 2003.

CORPORATE AND OTHER

Corporate expense increased as planned to $4.3 million, due in part to higher legal costs associated with hearing loss claims and the company's decision to aggressively defend those loss claims. Interest expense was flat with 2003 on comparable debt balances. Other expense of $1.0 million was mainly associated with lawsuit settlements. The effective tax rate returned to a more normalized rate of 26%; the 2003 rate was sharply lower due to the one-time benefit of a tax deduction associated with the closure of a production facility in the UK.

CASH FLOW AND DEBT

Operating cash flow totaled $2 million for the quarter, significantly below the prior year because of a build-up of inventories, particularly at the Ocala operations due to production bottlenecks; inventories should decline in the second quarter. Also contributing to the reduction in operating cash flow was a $4 million discretionary pension contribution made during the quarter.

Manufacturing debt was $268 million, up slightly from December 31, and equal to 41% of capitalization.


********************************************************************************
Federal Signal will host its first quarter conference call Tuesday, April 20, 2004 at 11:00 a.m. Eastern Time. The call will last approximately one hour. You may listen to the conference call over the Internet through Federal Signal's website at http://www.federalsignal.com. To listen to the call live, we recommend you go to the website at least fifteen minutes in advance to register and to download and install (if necessary) the required free audio software. If you are unable to listen to the live broadcast, a replay accessible from our website will be available shortly after the call concludes through 5:00 p.m. Eastern Time, Wednesday, May 19, 2004.

Federal Signal Corporation is a global manufacturer of leading niche products in four operating groups: environmental vehicles and related products, fire rescue vehicles, safety and signaling products, and consumable industrial tooling. Based in Oak Brook, Illinois, the company's shares are traded on the New York Stock Exchange under the symbol FSS.

This release contains various forward-looking statements as of the date hereof and we undertake no obligation to update these statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions, product and price competition, supplier and raw material prices, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments such as the FIRE Act grant program and other risks and uncertainties described in filings with the Securities and Exchange Commission.


                                   # # # # # #

                        FEDERAL SIGNAL CORPORATION (NYSE)
                           CONSOLIDATED FINANCIAL DATA
                 FOR THE FIRST QUARTER (UNAUDITED) 2004 AND 2003
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                                Percent
                                                            2004                2003             change
                                                       -------------      -------------        ---------
QUARTER MARCH 31:
Net sales                                              $     276,518       $    291,951              -5%
Income:
  Net income                                                   2,199              6,467             -66%
Share earns (diluted):
  Net income                                                     .05                .14             -64%

Average common shares outstanding                             48,117             47,864

Net sales                                              $     276,518       $    291,951              -5%
Cost of sales                                               (209,060)          (217,602)
Selling, general and administrative expenses                 (58,590)           (63,134)
                                                       -------------      -------------
Operating income                                               8,868             11,215             -21%
Interest expense                                              (4,865)            (4,895)
Other income (expense)                                          (970)               130
Minority interest                                                (57)               173
                                                       -------------      -------------
Income before income taxes                                     2,976              6,623
Income taxes                                                    (777)              (156)
                                                       -------------      -------------
Net income                                             $       2,199       $      6,467             -66%
                                                       =============      =============

Gross margin on sales                                          24.4%              25.5%
Operating margin on sales                                       3.2%               3.8%
Net cash provided by operations:
  Net income                                           $       2,199       $      6,467
  Depreciation and amortization                                5,997              6,585
  Pension contribution                                        (3,604)
  Working capital changes and other                           (2,557)             4,848
                                                       -------------      -------------
  Net cash provided by operations                              2,035             17,900
                                                       =============      =============
Capital expenditures                                           4,272              4,489
Comprehensive income                                            (778)            10,949

                                                                                               Percent
                                                            2004                2003            change
                                                       -------------      -------------       ---------
GROUP RESULTS:
Quarter March 31:
  Net sales
    Environmental Products                               $    91,101       $    84,712              8%
    Fire Rescue                                               71,553            98,662            -27%
    Safety Products                                           69,255            67,188              3%
    Tool                                                      44,609            41,389              8%
                                                       -------------      -------------
    Total group revenues                                 $   276,518       $   291,951             -5%
                                                       =============      =============

Operating income
    Environmental Products                               $     2,609       $     1,605             63%
    Fire Rescue                                               (2,841)            2,123              NM
    Safety Products                                            7,718             6,530             18%
    Tool                                                       5,734             4,472             28%
                                                       -------------      -------------
    Total group operating income                              13,220            14,730            -10%
    Corporate                                                 (4,352)           (3,515)
                                                       -------------      -------------
    Total operating income                               $     8,868       $    11,215            -21%
                                                       =============      =============


                                                                           March 31,         December 31,
                                                                             2004               2003
                                                                        -------------       -------------
ASSETS
Manufacturing activities:-
  Current assets:
    Cash and cash equivalents                                           $      2,038        $      10,119
    Trade accounts receivable, net
     of allowances for doubtful accounts                                     181,591              196,356
    Inventories                                                              196,788              180,688
    Prepaid expenses                                                          18,738               16,389
                                                                        -------------       -------------
  Total current assets                                                       399,155              403,552
  Properties and equipment                                                   123,175              125,573
  Goodwill, net of accumulated amortization                                  365,537              366,414
  Other deferred charges and assets                                           61,616               60,759
                                                                        -------------       -------------
Total manufacturing assets                                                   949,483              956,298
Financial services activities - Lease financing
 receivables, net of allowances for doubtful accounts                        224,745              230,111
                                                                        -------------       -------------
Total assets                                                            $  1,174,228        $   1,186,409
                                                                        =============       =============

LIABILITIES
Manufacturing activities:-
  Current liabilities:
    Short-term borrowings                                               $     68,382        $      70,837
    Trade accounts payable                                                    81,751               82,525
    Accrued liabilities and income taxes                                     133,758              131,008
                                                                        -------------       -------------
   Total current liabilities                                                 283,891              284,370
  Long-term borrowings                                                       199,898              194,130
  Long-term pension and other liabilities                                     36,775               38,692
  Deferred income taxes                                                       39,010               44,820
                                                                        -------------       -------------
  Total manufacturing liabilities                                            559,574              562,012
                                                                        -------------       -------------
Financial services activities - Borrowings                                   196,652              201,347
Minority interest in subsidiary                                                  598                  541
SHAREHOLDERS' EQUITY                                                         417,404              422,509
                                                                        -------------       -------------
Total liabilities and shareholders' equity                              $  1,174,228        $   1,186,409
                                                                        =============       =============

Supplemental data:
  Manufacturing debt                                                         268,280              264,967
  Debt-to-capitalization ratio:
    Manufacturing                                                                41%                  40%
    Financial services                                                           87%                  87%